Tianli Agritech Announces Completion of $5.72 Million Private Placement and Appointment of New Board Member

WUHAN CITY, China, April 11, 2014 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs headquartered in Wuhan City, China, today announced that the Company has completed a $5.72 million private placement of its common stock (the “Offering”) to Mr. Ping Wang, the Company’s newly appointed Chairman and CEO.

Pursuant to a Subscription Agreement executed on April 10, 2014, the Company issued and sold 2.6 million shares of its common stock (the “Shares”) to Mr. Wang for an aggregate consideration of $5.72 million, or $2.20 per share. The offering price represents an approximately 20.9% premium over the closing price of $1.82 on April 9, 2014. The Company intends to use the proceeds of the Offering to provide additional funds for operations, to repay a portion of the Company’s bank debt and for general corporate purposes.. As a condition of the Offering, Mr. Wang agreed not to sell the Shares for 18 months and thereafter at not less than $2.20 per share.

This placement follows Mr. Wang’s recent investment in the Company through a $6 million private placement consummated on March 24, 2014 (see FORM 8-K filed on March 27, 2014) and brings Mr. Wang’s total stake in the Company to 5.6 million shares, or 28.6% of its outstanding common shares as of today.

Additionally, on April 8, 2014, Mr. Wang and the Company’s Nominating Committee recommended, and the Board of Directors approved, the appointment of Mr. Tong Zhao as a Director of the Board. Mr. Zhao, 39, currently serves as Executive President of Aoxin Holding Co., Ltd. (“Aoxin”), where Mr. Wang also serves as Chairperson. Prior to joining Aoxin in February 2012, Mr. Zhao worked for China Galaxy Securities from September 2009 to January 2012 and Morgan Stanley from February 1996 to August 2009. Mr. Zhao received his MBA degree from University of Washington in 1996 and B.A. degree in International Economics from The State University of New York in 1993.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Web: http://www.weitian-ir.com